APRIL 1

Amendment No. 2 dated as of ~~March 27~~, 2007 to Sub-License, Development and Technology Transfer Agreement dated May 1, 2005, as amended by Amendment No. 1 dated July 13, 2006 (as so amended, the "Sub-License Agreement") between Sea Change Group, LLC, a New York limited liability company ("Licensor") and Innopump, Inc., a Nevada corporation ("Licensee").

RECITALS

Licensee and Licensor, having entered into the Sub-License Agreement, now wish to amend certain provisions of the Sub-License Agreement regarding the due dates and amount of payments to be made by Licensee to Licensor pursuant to the provisions of the Sub-License Agreement.

NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1. Change in Installment Payments. Paragraph 4 of the Sub-License Agreement is hereby amended by combining Subparagraphs 4.2 and 4.3 as follows, and renumbering Subparagraph 4.4 as Subparagraph 4.3:

4.2 Three Hundred Thousand Dollars ($300,000) on September 30, 2007; and

4. Effect of Amendment. Except as amended hereby, the Sub-License Agreement shall remain unmodified and in full force and effect, and is ratified and confirmed in all respects.

5. Entire Agreement. This Amendment together with the Sub-License Agreement constitute the full and entire understanding and agreement between Licensor and Licensee with regard to the subjects set forth in the Sub-License Agreement.

6. Headings. The headings contained in this Amendment are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SEA CHANGE GROUP, LLC

4/1/07 By: [signature]

Name: Geoffrey Donaldson

Title: Managing Member